Exhibit 10.10

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. The redacted terms have been marked at the appropriate place with “[XXX]”.

TRAXYS

September 24th, 2020

BETWEEN

Traxys North America LLC

a limited liability company organized under the laws of Delaware, with its main office and principal place of business at

299 Park Avenue

New York, NY 10171

USA

Hereinafter called “Buyer” or “Traxys”

AND	Li-Cycle Corp. 2351 Royal Windsor Dr., Unit 10 Mississauga, ON L5J 4S7 Canada Hereinafter called “Seller”

Refined Products—Marketing, Logistics and Working Capital Agreement

Dear Sirs,

We, Buyer, are pleased to have concluded with you, Seller, this Agreement as per the terms and conditions stated hereinafter:

Traxys North America LLC (“Buyer”, “Traxys” or “we”) shall buy from Li-Cycle (“Seller”, “Li Cycle” or “you”), 100% of Seller’s annual production of Cobalt Sulfate, Nickel Sulfate, Lithium Carbonate, Manganese Carbonate and Graphite Concentrate (“Concentrate” or “Material”) from the North America Commercial Hub (“Hub 1” in Rochester, NY, USA) and Free Material (as defined) from any other commercial Hubs of the Seller or its affiliates (“Additional Hubs”), with analyses as set out below. This Agreement shall be subject to the terms and conditions hereinafter set forth. “Free Material” shall mean all Material from the Additional Hubs which will not be allocated for use of the Seller’s JV partners in the additional Hubs.

1	QUALITY & SPECIFICATIONS

1.1

As per the minimum guaranteed specifications detailed in Appendix A, B ,C, D and E, the specifications of all delivered materials shall always meet High-purity battery-grade standards and requirements for Ni Sulfate/ Co Sulfate / Li Carbonate and common best practice industrial standards for /Mn Carbonate/Graphite Concentrate, and same —respectively—for any other Materials as may be added, with final specifications for each material determined prior to commencement of commercial production and with all required maximum impurity levels agreed and adjusted per customer requirements.

1.2	The Material shall fully conform to REACH and/or IMO code and/or UN standards of safe practice for cargoes — whichever applicable depending on the location of the customer.

1.3	Material and packing to be suitable for maritime transport. Any changes in typical assay shall be communicated to the Buyer timely.

TRAXYS

1.4	All claims of Customers or other third parties arising from the Material or the use thereof, including quality claims, shall be for the sole account of Seller.

2	DURATION

2.1	This Agreement shall endure from the date hereof and end no sooner than:

a.	[XXX]; and

b.	Seller has delivered 35,000 MTs of Li Carbonate, 73,500 MTs of Cobalt Sulfate and 140,000 MTs of Ni Sulfate in accordance with the terms and conditions herein.

2.2

Evergreen — This Agreement shall be renewed automatically every year thereafter for additional one-year terms unless terminated by either party in writing within 180 days prior to the current term’s expiration.

2.3

This Agreement shall terminate should Li-Cycle fail to become a publicly traded company by January 29th, 2021. In this instance, Buyer and Seller shall endeavour to enter into another contract with similar terms to those contained herein and Seller grants Traxys exclusivity through July 31st, 2021 (the “Exclusivity Period”). During the Exclusivity Period Li-Cycle shall not enter into parallel discussions or negotiations with regards to the subject matter of this Agreement with any other commodities merchant or trading firm or customer.

3	COOPERATION AND TRANSPARENCY

3.1	Traxys shall be the off-taker and pay and take title to the Material as principal and sell to third party final buyers as principal. The payment collections and credit risk shall remain with Traxys.

3.2

Traxys will handle sales and / or marketing in agreement with the Seller in the various possible global markets. The terms and conditions, contracts, and agreements with third party final buyers shall be made in transparency to Seller and said terms will be agreed in advance of sales being concluded to any third party.

3.3	Traxys will handle logistics globally and shall execute all contract handling and shipping matters at cost for the Seller.

3.4

Traxys shall provide the Seller with continuous transactional financing as per clause 9.1 for Material released ex-works and delivered FOB, until payments are received from the third party final buyer. Such financial service shall constitute a Working Capital Facility for the Buyer and will be interest bearing for the Seller. The cost of the Working Capital Facility is the 3-month Libor plus [XXX]%/ This shall be adjusted from time to time in line with Traxys’ cost of capital.

3.5	Traxys shall be paid a marketing fee of the Final Price to customers as follows:

Li Carbonate	[XXX	]%
Ni Sulfate	[XXX	]%
Co Sulfate	[XXX	]%
Mn Carbonate	[XXX	]%
Graphite Concentrate	[XXX	]%

The parties will discuss the benchmarks and marketing fees with regard to other materials that might be coming out of the Li-Cycle HUBs from time to time.

3.6

“Transaction Costs” means all costs, losses or damages reasonably incurred in relation to the purchase, transportation, transactional financing and sale of the Concentrate to third parties that shall be for account of the Seller, advanced by the Buyer and deducted from the final invoice at the liquidation of a delivery/shipment. These costs inter alia include:

TRAXYS

3.6.1

Costs associated with the transportation of the Concentrate, inter alia including all freight, demurrage, dead freight, charter hire and any other sums due pursuant to any charter of any vessel engaged in the carriage of the Concentrate, together with costs of inspection of the carrying vessels.

3.6.2	Port costs at both loading and discharge port (6.1).

3.6.3	Costs of inspection, supervision and testing/analyzing of the Concentrate.

3.6.4	Costs of insurance [XXX].

3.6.5	Taxes, duties or other sums, whether levied against the Concentrate, the freight or otherwise.

3.6.6

Losses, claims, damages or expenses incurred or paid to third parties in respect of the Concentrate, its transportation and on-sale including legal expenses incurred in defending or bringing such claims.

3.6.7	Hedging costs and expenses if hedging is requested by Seller or required by Buyer

3.6.8	Finance charges in respect of all sums paid by the Buyer, including fees and expenses in relation to any letters of credit;

3.6.9	Any other relevant costs and expenses attributable to the sale of the Concentrate.

4	CURRENCY

All references to dollar amounts are quoted in U.S. funds.

5	QUANTITY

The Quantity shall be 100% of production of Cobalt Sulfate, Nickel Sulfate, Lithium Carbonate, Manganese Carbonate and Graphite Concentrate from Hub land the Free Material as defined above. Hub 1 is expected to have the nameplate annual capacity of approximately 5,000 MTs of Li Carbonate, 10,500 MTs of Cobalt Sulfate and 20,000 MTs of Ni Sulfate. Variances either way shall be advised to the Buyer timely. The Seller shall advise the Buyer of the startup date of each production facility.

6	DELIVERY & SHIPMENT

FOB leik ly=works

Expected to be in weekly shipments in a quantity to be mutually agreed. Packaging to be UN rated bulk bags for shipment and adjusted as necessary according to customer demand.

Reasonably prior to commencement of production Hub 1 (for the remainder of the calendar year/s) and thereon each year’s shipping schedule shall be mutually agreed tentatively before the start of the calendar year between Seller and Buyer in accordance with the production plan and third-party customers’ needs. The same shall apply with regards to the Additional Hubs, if relevant.

7	PRICE

Benchmark prices:

Nickel Sulfate: LME daily Nickel settlement

Cobalt Sulfate: Fast Markets Standard Grade Cobalt low quotation

Li Carbonate Battery Grade: Lithium carbonate 99.5% Li2CO3 min, battery grade, spot price DDP Europe and US, $/kg, low quotation

Li Carbonate Technical Grade: Lithium carbonate 99% Li2CO3 min, technical and industrial grades, spot price DDP Europe and US, $/kg, low quotation

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Provisional Price:

(a)	If the material has been sold forward:

If the final price for a shipment for sale to a customer is known at the time of delivery to the Buyer, the provisional price will be 75% of the known final price.

If the final price is unknown, the provisional price will be based upon the expected provisional sales value to the third party using the benchmark prices and all relevant formulas in the contract with the third party, multiplied by 75%.

(b)	If the material is unsold:

The provisional price will be mutually agreed.

Final Price: As agreed with third party customer.

8	QUOTATIONAL PERIOD

Provisional QP: the average of the five (5) business days preceding the date of Delivery

Final QP: As agreed with third party customer

9	PAYMENT

All payments shall be carried out in US Dollars.

9.1	Provisional Payment

9.1.1	Provisional payment shall be made against documentation proving release at the Refinery (details to be agreed):

Holding and Title Certificate issued to Buyer’s order

Provisional commercial invoice

Truck or railway bills of lading

Original provisional Seller’s weight certificates

original Seller’s provisional assay certificates indicating all the metals contents and approved by buyer on a lot by lot basis;

–	original certificate of origin issued by the Seller;

–	packing lists issued by the Seller.

–	Any other required documents for the safe domestic and international transport and handling of the material

Buyer reserves the right to conduct an independent Third party assay on the material prior to payment

Payments to be provided in line with clause 3.4 of this Agreement. The detailed conditions of such payments are to be mutually agreed.

Payments shall be made net of the Transaction Costs and the marketing fee.

9.2	2nd Provisional Payment

A second provisional payment based on the latest known provisional and final contract data, shall be made, either way (namely, either by Traxys to the Seller or by the Seller to Traxys, as the case may be), when the current provisional value differs more than 10% from the initial provisional invoice.

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9.3	Final payment

The final payment shall be made, either way (namely, either by Traxys to the Seller or by the Seller to Traxys, as the case may be), immediately upon all final details known, by telegraphic transfer upon presentation of final invoice.

10	WEIGHING, SAMPLING AND MOISTURE DETERMINATION

10.1	[XXX].

10.2	Buyer reserves the right to independently perform a provisional weighing, sampling and assay determination prior to the first provisional payment.

11	LICENSES, TAXES, EXPENSES

Any and all taxes and duties, whether now existing or new, imposed outside of the country of origin on the export of the Material shall be borne by Seller.

12	INSURANCE

Buyer shall insure under its marine cargo policy with an internationally reputable company, from the time the Material is under Buyer’s title and control and up to the destination point for 110% of the provisional value of the Material. The insurance shall cover All Risks as per current Institute Cargo Clauses All Risks, Institute War Clauses and Institute Strike, Riots and Civil Commotions clauses. The claim shall be payable in US Dollars.

13	TITLE AND RISK

13.1	Title to the Material for each shipment or any part thereof shall pass from Seller to Buyer upon receipt by Seller of the Provisional Payment as per clause 9.1 (Payment) of this Agreement.

13.2	Risk of loss or damage to the Material shall pass from Seller to Buyer as per agreed Incoterm in clause 6 (Incoterms® 2020).

14	INCOTERMS

Unless otherwise specified herein, Incoterms® 2020 shall be applicable for the duration of this Agreement.

15	CHANGES IN QUOTATIONS

The quotations of the metals specified under this Agreement are those actually in general use to establish the price of metallic contents in concentrates. Should any of these quotations cease to exist or cease to be published or cease to be internationally recognized as the basis to calculate ore and/or concentrate contracts, or should they fail to reflect the real value of the metals in the markets, then (at the request of any of the parties), Buyer and Seller shall get together and mutually consult with the aim to agree on a new basis and price, and a date to execute same. The basic objective shall be the continuity of a fair price.

16	FORCE MAJEURE

Neither Buyer nor Seller would be responsible for non-performance under this Agreement provided such non-performance is due to the occurrence of an event of Force Majeure as hereunder described:

16.1

In the event of any war (declared or undeclared), revolution, terrorism, act of God, flood, storm, earthquake, fire, explosion, strike, lockout, act of Government or Government appointed agents including but not limited to changes in tariffs, duties, import and export controls or quotas, and environmental regulations, obstruction or blockage of port or wharf, lack of railway facilities or

TRAXYS

delays on route whether due to mechanical fault or action of the elements, or in the event of any other like events or causes whatsoever beyond the reasonable control of Seller or Buyer which were not reasonably foreseeable and which could not be reasonably avoided (any such cause being hereinafter called “Force Majeure”) preventing or hindering Seller or Buyer from performing its obligations in this Agreement, the party whose performance is prevented or hindered by Force Majeure may suspend delivering or accepting a delivery of Material hereunder for the period of the Force Majeure event (but no longer) if it shall give prompt written notice to the other party of the details of such Force Majeure event, and an estimate of the time period for which the Force Majeure event shall remain in effect. Force Majeure shall not apply to any tonnage for which a pricing has been established in part or in full or transport of any kind has been booked. In no event shall Force Majeure operate to delay or extend the due date for any repayments of principal or interest of any loans or advances extended to Seller by Buyer or an affiliate of Buyer.

The party declaring Force Majeure shall take all reasonable steps to resume with the least possible delay its performance hereunder, provided that nothing herein shall require a party to settle any strike, lockout or stoppage of work on terms which in its opinion are not satisfactory.

16.2

Each party is fully aware of the potential impact on the performance of the other party’s obligations under this Agreement arising out of the COVID-19 pandemic and governmental and other actions that have been taken or may in the future be taken in response thereto, and each party acknowledges that the awareness of such event or condition will not act to prevent the other party from declaring a Force Majeure event that otherwise would be applicable hereunder.

17	NOTICES

It is agreed that any and all notices required or permitted to be given to either party under the terms of this Agreement shall be given in writing under envelope with postage prepaid and duly addressed and sent by registered airmail to the party to be notified at the following respective addresses or any new addresses regarding which the respective parties have been informed to the sending of such notices, or by facsimile namely:

Li Cycle Corp.

2351 Royal Windsor Dr, Unit 10

Mississauga, ON L6.17A2

Canada

Facsimile:

Attention: Bruce Maclnnis

Traxys North America, LLC

299 Park Avenue, 38th Floor

New York, NY 10171

USA

Facsimile:+1-212-918-8071

Attention: Cobalt Department and Lithium Department

Any notice permitted or required to be given hereunder shall be validly given if in writing and sent by facsimile, and prepaid registered first-class mail, or delivered by hand to the party to which the notice is directed at the above address or, in either case, such other address as may be notified by the relevant party to the other.

Any such notice shall be deemed to have been given 24 (twenty-four) hours after dispatch, the next business day in the place to which it is sent (if sent by fax with a transmission report confirming completed transmission to the required number), 10 days after posting (if by mail) or at the time of delivery (if by hand). In the event that notice is given by fax then the party so doing shall also mail the original the same day.

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18	GOVERNING LAW

This Agreement shall be governed by, and interpreted in accordance with, the laws of New York, USA, without regard to its principle of conflicts of laws.

19	DISPUTE RESOLUTION

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered in New York by the American Arbitration Association (“MA”) in accordance with its Commercial Arbitration Rules then in effect. Each party shall by written notice to the other have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty (30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request that the AAA appoint the third arbitrator. Any award from any such arbitration proceeding may be entered as a judgment in any court of competent jurisdiction. Each party shall bear its own costs in connection with any arbitration hereunder. Nothing herein shall prevent a party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as is necessary to protect such party’s rights.

20	SUCCESSION AND ASSIGNMENT

Neither party may assign this Agreement or its rights or obligations hereunder, either in whole or in part, without the express written consent of the other party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

21	LIMITATION ON DAMAGES

The parties agree that neither party hereto shall be liable for special, indirect, punitive, exemplary or consequential damages, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, unless resulting from a party’s actions that are found to constitute willful misconduct or to have been taken in bad faith.

22	CONFIDENTIALITY

The contents of this Agreement are confidential. Each party and its employees, consultants and contractors shall hold in confidence any copies of this Agreement and all documents and other forms of communications required to be provided under, or in connection with, this Agreement. Notwithstanding the foregoing, each party may disclose this Agreement to its professional advisors and to prospective lenders to such party, to the government, to the stock exchange, to succeeding entities and to prospective transferees or assignees who, in any such case, have agreed to be bound by these confidentiality provisions. The provisions shall be valid during the term of this Agreement.

23	ANNOUNCEMENTS

The Parties acknowledge that Li-Cycle may seek to or be required to disclose the execution of this Agreement to the Securities Authorities and/or the Stock Exchange where it seeks to list its shares (“Public Announcement” and the “Stock Exchange”).

TRAXYS

Li-Cycle agrees that, to the extent that it will not cause Li Cycle to breach its Stock Exchange disclosure obligations, a Public Announcement will not occur until:

(a)

Traxys has been provided with a reasonable and proper opportunity to review and comment on the requirement for the disclosure and the content and wording of the Stock Exchange Announcement, and without limitation to the aforesaid to any reference to or description of Traxys and/or any of it stakeholders; and

(b)	Traxys has given prior written approval on final draft of the Public Announcement.

The same shall apply, mutatis mutandis, to any other announcement and or public relations communique and/or any social media by or other communication reference by Li Cycle, whether voluntary or compulsory, of Traxys and/or any of it stakeholders and/or this Agreement and/or any other engagement by and between Traxys and Li-Cycle.

24	SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the applicable laws. However, if any provision of this Agreement shall be held to be invalid or prohibited under applicable laws, such provision shall be ineffective only to the extent of such invalidity or prohibition without affecting the validity of the remainder of such provision or the remaining provisions of this Agreement, which shall remain in full force and effect.

25	TERMINATION

Each party may terminate this Agreement by written notice, with immediate effect:

25.1

if the other party commits a breach of its obligations under this Contract and, when such breach is capable of being remedied, fails to remedy such breach within a reasonable time (not less than 30 days) of written notice of breach;

25.2

if the other party enters into liquidation, becomes insolvent, is declared bankrupt, enters into any kind of receivership or makes any arrangement or composition or assignment for the benefit of any creditor; or

25.3	as provided in clause 16 (Force Majeure).

26	DEFINITIONS

The terms “tonne” or “ton” means a metric ton of 1000 kilograms (Kgs) equivalent to 2,204.62 pounds avoirdupois, wet (WMT) or dry (DMT) basis as specifically stated herein;

The term “unit” means one per cent of the net dry weight. “USD” or “US Dollar” is the currency of United States of America.

–	The term “troy ounce” is equivalent to 31,1035 grams. “PPM” means part per million and is equivalent to one gram per ton.

“Kg” shall mean one kilogram, or 1,000 (one thousand) grams, 2.2046 (two decimal two zero four six) pounds.

–	“LME” shall mean the London Metal Exchange.

Any other abbreviations shall be as per the usual standard of the industry.

27	NO OTHER AGREEMENT, ETC.

27.1	This Agreement supersedes all correspondence, orders, or confirmations of the parties with respect to matters covered hereby. For sake of clarity and avoidance of doubts only, the Parties acknowledge

TRAXYS

that they are and/or shall be entering additional memoranda and/or agreements with regards to unrefined materials (“Black Mass”) distribution.

27.2	No modification or waiver of this Agreement or any right of any party hereunder shall be binding upon such party unless it is in writing and signed by an officer thereof.

27.3	No waiver by a party of any of delay, fault or breach shall be deemed a waiver of any other delay, default or breach.

For TRAXYS NORTH AMERICA LLC

Dated: September 24, 2020 Landon Berns Cobalt + Special Metals Traxys North America, LLC

Dated: September 24, 2020 Ajay Kochhar President and CEO, Co-Founder Li-Cycle Corp.